Accountants’ Consent Letter

Tengasco, Inc.
Knoxville, Tennessee

We hereby consent to the inclusion in your Form 10-K for December 31, 2011, which you expect to file on about March 29, 2012, of our report dated March 31, 2011 on our audits of the financial statements of Tengasco, Inc. as of December 31, 2010 and 2009.

Rodefer Moss & Co, PLLC
March 29, 2012